Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-252506

Aberdeen Standard Silver ETF Trust

(the “Trust”)

Supplement dated March 8, 2022 to the Prospectus dated February 2, 2021

This Supplement dated March 8, 2022 amends and supplements the prospectus for the Trust dated February 2, 2021, as supplemented to date (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

Effective March 31, 2022, the name of the Trust and the shares issuable by the Trust (the “Shares”) are changing as follows:

Current Name	New Name
Aberdeen Standard Silver ETF Trust	abrdn Silver ETF Trust
Aberdeen Standard Physical Silver Shares ETF	abrdn Physical Silver Shares ETF

Accordingly, effective March 31, 2022, all references in the Prospectus to the current name of the Trust and its Shares are replaced with the new names of the Trust and its Shares as set forth in the table above. The ticker symbol and the CUSIP number for the Trust and its Shares will not change as a result of the name changes.

Effective March 1, 2022, the name of the Trust’s Sponsor has changed from “Aberdeen Standard Investments ETFs Sponsor LLC” to “abrdn ETFs Sponsor LLC”. Accordingly, effective immediately, all references in the Prospectus to “Aberdeen Standard Investments ETFs Sponsor LLC” as the current name of the Sponsor are replaced with “abrdn ETFs Sponsor LLC”.

Additionally, effective immediately, all references to “www.aberdeenstandardetfs.us” are deleted and replaced with “www.abrdn.com/usa/etf”.

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.